fa

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

FIRST PACTRUST BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

18500 Von Karman Avenue, Suite 1100, Irvine, California	92612
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 236-5211

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 30, 2012, First PacTrust Bancorp, Inc. (“First PacTrust”) entered into a Units Purchase Agreement, dated as of November 30, 2012 (the “Agreement”), by and among First PacTrust, Stephen Kirch, Jack Macdowell and The Palisades Group, LLC (“Palisades”), pursuant to which First PacTrust has an irrevocable option to purchase for an aggregate consideration of $500,000 (i) all of the currently issued and outstanding membership interests in Palisades, which are presently held by Messrs. Kirch and Macdowell, and (ii) newly-issued membership interests in Palisades. Of the $500,000 aggregate consideration payable by First PacTrust in respect of the Agreement, $450,000 is expected to be retained by Palisades as working capital. The option is exercisable in First PacTrust's sole discretion.  In the event the option is exercised, the purchase of the membership interests contemplated by the Agreement will be subject to the satisfaction of certain closing conditions, including, among other matters, the receipt of all required regulatory approvals, the amendment and restatement of the Palisades limited liability company agreement in a form satisfactory to First PacTrust, and the execution of agreements providing for the continued employment of Messrs. Kirch and Macdowell by Palisades on terms satisfactory to First PacTrust. First PacTrust entered into the Agreement in connection with its ongoing evaluation of certain non-deposit operations and strategies, including First PacTrust's and its subsidiaries' mortgage portfolio strategies.

Palisades was formed in 2012 and seeks to provide certain management, advisory and administrative services to mortgage loan portfolios held by public and private investors. Palisades currently provides such services to Pacific Trust Bank, fsb, a wholly owned subsidiary of First PacTrust.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST PACTRUST BANCORP, INC.

Date: December 3, 2012	By:	/s/ Richard Herrin
Richard Herrin
Executive Vice President, Chief Administrative Officer and Corporate Secretary

3